Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of

July 28, 2015

between

ULTRA CLEAN HOLDINGS, INC.,

CHARLESMOST S.R.O.

and

STENEN ONE A.S.,

JUVES ONE A.S.

relating to the purchase and sale

of

100% of the shareholding interest

of

MICONEX S.R.O.

i

Exhibits:

Exhibit A	Lease Agreement
Exhibit B	Escrow Agreement
Exhibit C	Service and Employment Agreements
Exhibit D	Non-Competition Agreement
Exhibit E	Registration Agreement

Schedules:

Schedule A	Disclosure Documents (DVD Disc)

Schedule B	Illustrative Calculation of Purchase Price Adjustment and Tax Liability as of June 30, 2015
Schedule C	EBIT Methodology
Schedule D	Real Property Schedule

v

PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of July 28, 2015 between Ultra Clean Holdings, Inc., a Delaware corporation, with its corporate headquarters at 26462 Corporate Avenue, Hayward, CA 94545, USA (“Parent”), CharlesMost s.r.o., a limited liability company (společnost s ručením omezeným) organized under the laws of the Czech Republic, with its registered seat at Karolinská 661/4, Karlín, 186 00 Prague 8, ID-No. (IČ): 4171012, registered in the Commercial Register maintained by the Municipal Court in Prague, File No. C 243566 (“Buyer”), Stenen one a.s., a joint stock company (akciová společnost) organized under the laws of the Czech Republic, with its registered seat at V Horkách 76/18, Liberec IX-Janův Důl, 460 07 Liberec, ID-No. (IČ): 241 91 329, registered in the Commercial Register maintained by the Regional Court in Ústí nad Labem, File No. B 2438 (“Seller 1”), and Juves one a.s., a joint stock company (akciová společnost) organized under the laws of the Czech Republic, with its registered seat at V Horkách 76/18, Liberec IX-Janův Důl, 460 07 Liberec, ID-No. (IČ): 241 89 138, registered in the Commercial Register maintained by the Regional Court in Ústí nad Labem, File No. B 2437 (“Seller 2”, and, together with Seller 1, the “Sellers”).

W I T N E S S E T H:

WHEREAS, MICONEX s.r.o. is a limited liability company (společnost s ručením omezeným) incorporated and existing under the laws of the Czech Republic, with its registered seat at V Horkách 76/18, Liberec IX-Janův Důl, 460 07 Liberec, Czech Republic, ID-No. (IČ): 241 40 503, registered in the Commercial Register maintained by the Regional Court in Ústí nad Labem, File No. C 30864 (the “Company”);

WHEREAS, the Seller 1 is the owner of the shareholding interest (in Czech: podíl) representing fifty per cent (50%) of the fully paid up and registered capital amounting to CZK 200,000 of the Company (the “Equity Interest 1”);

WHEREAS, the Seller 2 is the owner of the shareholding interest (in Czech: podíl) representing fifty per cent (50%) of the fully paid up and registered capital amounting to CZK 200,000 of the Company (the “Equity Interest 2”, and together with the Equity Interest 1, the “Equity Interests”);

WHEREAS, Sellers desire to sell the Equity Interests to Buyer, and Buyer desires to purchase the Equity Interests from Sellers, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Ultra Clean Asia Pacific Pte Ltd, a Singapore corporation (“UCT Singapore”) is a wholly-owned subsidiary of Parent, and Buyer is a wholly-owned subsidiary of UCT Singapore;

WHEREAS, following the Closing (as defined herein), Buyer intends to merge with and into the Company under the laws of the Czech Republic, with the Company as the surviving company (the “Surviving Company”) and a wholly owned subsidiary of UCT Singapore (the “Post-Closing Merger”);

WHEREAS, MICONEX real estate s.r.o., a limited liability company (společnost s ručením omezeným) incorporated and existing under the laws of the Czech Republic, with its registered seat at V Horkách 76/18, Liberec IX-Janův Důl, 460 07 Liberec, Czech Republic, ID-No. 01706713, registered in the Commercial Register maintained by the Regional Court in Ústí nad Labem, File No. C 33186 (“MICONEX Real Estate”), was organized as a wholly owned subsidiary of the Company and owns the Real Property (as defined herein);

WHEREAS, the Company has transferred 100% of the shareholding interest of MICONEX Real Estate to Sellers (the “Real Property Transfer”), and the Company and MICONEX Real Estate have entered into the lease agreement for the Real Property attached hereto as Exhibit A (the “Lease Agreement”), which shall continue for the term stated therein following the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, each of the Buyer, the Escrow Agent (as defined herein) and Sellers are entering into the Escrow Agreement in the form attached as Exhibit B hereto (the “Escrow Agreement”), which is to take effect upon the Closing (as defined herein); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, each of the Key Employees (as defined below) is entering into an employment or service agreement or amendment to a current employment agreement including non-competition clauses in the forms attached hereto as Exhibit C (collectively, the “Service and Employment Agreements”) and with respect to the Founders (as defined herein) and the Sellers a non-competition agreement in the form attached hereto as Exhibit D (the “Non-Competition Agreement”), which shall become effective at the Closing (as defined herein).

The parties hereto agree as follows:

Article 1
Definitions

Section 1.01.   Definitions. (a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Sellers. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means the Escrow Agreement, Service and Employment Agreements, Non-Competition Agreement and Lease Agreement.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2014.

“Balance Sheet Date” means December 31, 2014.

“Bank Accounts” means the following bank accounts of the Company: (i) 2110227950/2700 (JPY) maintained by UniCredit Bank, (ii) 2110227926/2700 (CZK) maintained by UniCredit Bank, (iii) 2110227934/2700 (EUR) maintained by UniCredit Bank, (iv) 2110227942/2700 (USD) maintained by UniCredit Bank, (v) 4515133602/855 901 00 (EUR) maintained by Volksbank Löbau-Zittau eG, (vi) 5063772/0800 maintained by Česká spořitelna, a.s., and (vii) 5063852/0800 maintained by Česká spořitelna, a.s.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the Czech Republic are authorized or required to close.

“Cash Consideration” means USD$15,000,000.00.

“Change of Control Payments” means all amounts (including any bonus, severance or other payments) that shall become payable (whether currently or in the future) to any employees, consultants or contractors of the Company as a result of or in connection with any “change of control” provision binding on the Company triggered by the entry into this Agreement, the Ancillary Agreements, the Closing of the sale of the Equity Interests pursuant to this Agreement, the Post-Closing Merger or any other transaction contemplated by this Agreement (either alone or together with any other trigger event), together with the employer portion of all payroll Taxes or similar employer Taxes relating thereto.

“Civil Code” means Czech Act No. 89/2012 Coll., as amended.

“Closing Date” means the date of the Closing.

“Commercial Register” means the Czech Commercial Register (in Czech: obchodní rejstřík).

“Company Transaction Expenses” means all fees and expenses accrued or incurred or payable by or on behalf of the Company in connection with the negotiation of this Agreement and the Ancillary Agreements, consummation of the Closing of the sale of the Equity Interests consummation of the Real Property Transfer or any of the other transactions contemplated hereby, including all legal, accounting, investment banking and financial advisory fees and expenses. For the avoidance of doubt, any fees and expenses that are contingent upon the Closing shall be deemed to have been accrued as of immediately prior to the Closing.

“Contracts” means all contracts, agreements, leases, licenses, sub-licenses, commitments, sales and purchase orders and statements of work and other instruments, whether written or oral.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company and any labor organization or other authorized employee representative.

“Company Employee” means an employee of the Company.

“Company Return” means any Tax Return of, with respect to or that includes the Company.

“Covered Tax” means with respect to the Company any (A) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period; (B) any Tax relating to the Real Property Transfer or the ownership of MICONEX Real Estate (C) Tax described in clause (ii) or (iii) of the definition of Tax; and (D) Tax of the Company resulting from a breach by the Company or Sellers of any representation, covenant or agreement contained herein.

“Czech Accounting Standards” means the principles and standards set forth in Czech Act No. 563/1991 Coll., on Accountancy, as subsequently amended, and the legal regulations implementing this Act, and all related instructions and accounting policies issued by the Ministry of Finance of the Czech Republic;

“Data Box” means the Company's electronic data storage within the meaning of Section 2 of Czech Act No. 300/2008 Coll., as amended.

“Disclosure Documents” means the documents made available to the Buyer by the Sellers in an online data room located at rutland jezek, law firm, an index of which is attached hereto together with the documents on a DVD as Schedule A.

“Earn-Out Amount” means USD $4,000,000.00.

“Earn-Out Payments” means an aggregate amount in cash of up to the Earn-Out Amount, payable to Sellers in accordance with their Pro Rata Shares when and if earned or otherwise due and payable pursuant to the terms of Article 3 and calculated in accordance with the provisions of Article 3.

“Employee Plan” means any (i) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (ii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company for the current or future benefit of any current or former Service Provider or (y) for which the Company has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (i) and (ii).

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the Company (or any predecessor of the Company or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by the Company or its former

Subsidiaries, or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

“Escrow Agent” means UniCredit Bank, as escrow agent under the Escrow Agreement.

“Escrow Amount” means USD $3,000,000.00.

“Executive of Buyer” means Mr. Kevin C. Eichler.

“Executive of Company” means jointly Sellers (Mr. Ondrej Veselovsky and Mr. Michal Mares).

“Executive of Sellers” means either Mr. Ondrej Veselovsky or Mr. Michal Mares (as applicable).

“Financial Statements” means the balance sheet of the Company prepared in accordance with Czech Accounting Standards and using the same accounting methodologies, principles and procedures applied by the Company in the preparation of the Balance Sheet, inter alia the Closing Financial Statements, as applicable.

“Founders” mean jointly Mr. Ondrej Veselovsky and Mr. Michal Mares.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, with respect to the Company, (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, (iv) all obligations as lessee capitalized in accordance with Czech Accounting Standards, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the types of obligations described in clauses (i)-(v) above, of any other Person, in each such case as set forth in (i) –(vi) including any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date and any success fee payable thereunder in connection with the Closing. For the avoidance of doubt, Indebtedness includes Bank loans and borrowings (Chart of Accounts: Liabilities - B.IV.).

“Intellectual Property Rights” means all rights, which are acknowledged as intellectual property rights by Applicable Law, including (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the Czech Republic and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the Czech Republic and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the Czech Republic and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights in all of the foregoing provided by treaties, conventions and common law.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology, network and communications equipment, and all associated documentation owned by or licensed, leased or used by or in connection with the business (excluding any public networks) by the Company.

“Key Employee” means Mr. Michal Mares, Mr. Ondrej Veselovsky, Mr. Martin Pavlata, Mr. Miroslav Hasek, Mr. Petr Jirmus, Mr. Lukas Havlin and Mrs. Marketa Novakova.

“knowledge” of any Person that is an individual means the knowledge of such Person after reasonable inquiry, and “knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on (i) the overall condition (financial or otherwise), business, assets, results of operations or prospects of the Company, excluding any effect resulting from (A) changes in the general economic or political conditions in the Czech Republic not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates and not specifically relating to or having a materially disproportionate effect on the Company, (C) acts of war, sabotage or terrorism or natural disasters involving the Czech Republic not having a materially disproportionate effect on the Company, relative to other participants in the industry in which the Company operates, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreement.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share, which is currently listed on the NASDAQ Stock Market under the symbol “UCTT.”

“parties” means collectively Parent, Buyer and Sellers.

“party” means either Parent, Buyer, Seller 1 or Seller 2, as applicable.

“Performance Condition(s)” means the conditions set forth in Section 3.03 that are required to be achieved during the applicable Measurement Period for the Earn-Out Payments to become earned and due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Pro Rata Share” means, with respect to each Seller, 50%.

“Purchase Price Adjustment” means with respect to the Company the amount of Current assets (C. Oběžná aktiva) less Deferred tax asset (C.II.8. Odložená daňová pohledávka) less Tax receivables (C.III.6 Stát – daňové pohledávky) less Receivable from FX operations (Pohledávky z pevných termínovaných operací) plus Accruals - assets (D. Ostatní přechodné účty aktiv) less Long-term payables (B.II. Dlouhodobé závazky) plus Deferred tax liability (B.II.10 Odložený daňový závazek) less Short-term payables (B.III. Krátkodobé závazky) plus Taxes and government payables (B.III.7 Stát - daňové závazky a dotace) plus Payable from FX operations (Závazky z pevných termínovaných operací) less Bank loans and borrowings (B.IV.Bankovní úvěry a výpomoci ) less Accruals - liabilities (C. Ostatní přechodné účty pasiv) less USD $2,000,000.00 in all cases determined on the basis of the audited financial statements of the Company prepared in accordance with the Czech accounting standards and as calculated in accordance with Schedule B and stated in the Closing Statement or Final Closing Statement, as applicable. Example calculation of the Purchase Price Adjustment as of June 30, 2015 is attached hereto as Schedule B. The Purchase Price Adjustment shall be determined on the basis of the same accounting policies which have been adopted and applied by the Company prior to the date of this Agreement. Should the Company adopt a material change in any of the accounting policies, the Purchase Price Adjustment shall be determined as if such change had not been implemented.

“Real Property” means the administrative building and production halls located at V Horkách 76/18, Liberec IX-Janův Důl, 460 07 Liberec, in the city of Liberec, Czech Republic, owned by MICONEX Real Estate and used in the operations of the Company.

“Registration Agreement” means an agreement on the basis of which the transfer of the Equity Interests will be effectuated and which will also be used for registration of the transfer of the Equity Interests in the Commercial Register, the form of which is attached as Exhibit E;

"Sellers’ Warranties" means the representations, warranties, covenants, and undertakings of the Sellers set out in this Agreement;

“Service Provider” means any director, officer, employee or individual independent contractor of the Company.

“Stock Consideration” means 500,000 shares of Parent Common Stock.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means with respect to the Company (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), any interest, penalty, addition to tax or additional amount relating thereto, and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes.

“Tax Grant” means any Tax incentive, Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company that is not generally available to Persons without specific application therefor.

“Tax Liability” means with respect to the Company the amount of Deferred tax asset (C.II.8. Odložená daňová pohledávka) plus Tax receivables (C.III.6 Stát – daňové pohledávky) less Provision for current corporate income tax (B.I.3 Rezerva na daň z příjmů) less Deferred tax liability (B.II.10 Odložený daňový závazek) less Taxes and government payables (B.III.7 Stát - daňové závazky a dotace) in all cases determined on the basis of the audited financial statements of the Company prepared in accordance with the Czech accounting standards and as calculated in accordance with Schedule B and stated in the Closing Statement or Final Closing Statement, as applicable. Example calculation of the Tax Liability as of June 30, 2015 is attached hereto as Schedule B. The Tax Liability shall be determined on the basis of the same accounting policies which have been adopted and applied by the Company prior to the date of this Agreement. Should the Company adopt a material change in any of the accounting policies, the Tax Liability shall be determined as if such change had not been implemented.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Transfer Taxes” means any sales, use, value added, registration, stamp, recording, documentary, conveyancing, transfer, and similar Taxes (including any penalties and interest) incurred by the Company or the Buyer in connection with the transactions contemplated by this Agreement.

“UniCredit Bank” means UniCredit Bank Czech Republic and Slovakia, a.s., a joint stock company (akciová společnost) incorporated and existing under the laws of the Czech Republic, with its registered office in Prague 4 – Michle, Želetavská 1525/1, Postal Code 140 92, Company ID No. 64948242, entered in the Commercial Register maintained by the Municipal Court in Prague, File No. B 3608, represented by Dana Neubergová and Daniela Nádvorníková.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Audited Financial Statements	4.07(a)
Basket	12.03
Breach	12.01
Buyer	Preamble
Buyer Parties	8.01(a)
Claim	12.03

Closing	2.06
Closing Statement	2.10
Company	Recitals
Company Securities	4.05(b)
Earn-Out Notice	3.04
Effective Time	2.062.02
Equity Interest 1/2	Recitals
Equity Interests	Recitals
Escrow Account	2.06(a)
Escrow Agreement	Recitals
Exchange Rate	2.14
Final Closing Statement	2.11
Final Earn-Out Statement	3.05
First Measurement Period	3.02
Interim Balance Sheet	4.07(a)
Lease Agreement	Recitals
Limit	12.04
Lock-Up Agreement	7.05(a)
Losses	12.02
Material Contracts	4.11(b)
Measurement Period	3.02
MICONEX Real Estate	Recitals
Non-Competition Agreement	Recitals
Operating Plan	4.08(b)(ii)
Organizational Documents	4.01
Parent	Preamble
Post-Closing Merger	Recitals
Press Release	9.02
Purchase Price	2.01
Purchase Price Adjustment	2.11
Real Property Transfer	Recitals
Required Financial Statements	7.04(a)
Restricted Payments	4.08(b)(i)
Second Measurement Period	3.02
Seller 1/2	Preamble
Seller Parties	7.02(a)
Sellers	Preamble
Service and Employment Agreements	Recitals
Shortfall	2.11(c)(i)
Significant Customer(s)	4.30(a)
Significant Supplier(s)	4.30(b)
Surviving Company	Recitals
Tax Liability	2.11
Transfer	7.05(b)
UCT Singapore	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
Purchase and Sale

Section 2.01.  Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller 1 hereby sells to the Buyer and the Buyer hereby purchases from the Seller 1 the Equity Interest 1 together with all rights attached thereto and free from any Lien. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller 2 hereby sells to the Buyer and the Buyer hereby purchases from the Seller 2 the Equity Interest 2 together with all rights attached thereto and free from any Lien. The aggregate purchase price for the Equity Interests (the “Purchase Price”) is (a) the Cash Consideration, plus (b) the Stock Consideration, plus (c) the Earn-out Payments that may become payable to Sellers pursuant to Article 3, plus (d) the Purchase Price Adjustment and plus (e) the Tax Liability. The Purchase Price shall be paid as provided in Section 2.06 and Article 3, and shall be subject to adjustment as provided in Section 2.11 and the provisions of Article 12.

Section 2.02.  The transfer of the Equity Interest 1 and Equity Interest 2 shall be effected upon the execution of the Registration Agreement (with verified signatures).

Section 2.03.  By execution of the Registration Agreement the rights and obligations of the parties under this Agreement shall not be waived or in any other way affected and this Agreement shall not be deemed replaced, altered or amended. In case of ambiguity or discrepancies between this Agreement and the Registration Agreement, this Agreement shall prevail.

Section 2.04.  Transfer of the Equity Interests shall be effective vis-à-vis the Company upon delivery of an executed original of the Registration Agreement to the Company at Closing pursuant to Section 2.06(d).

Section 2.05.  Neither of the parties shall be entitled to submit this Agreement or any amendments, alterations or appendices (save for the Registration Agreement) to the competent court maintaining the Commercial Register (nor to any other Governmental Authority) without the prior written consent of the other party, except for the event that the registration by the Commercial Register under the Registration Agreement would be rejected and/or the competent court maintaining the Commercial Register would request submission of this Agreement or unless compelled to disclose by Applicable Law.

Section 2.06.  Closing. The closing (the “Closing”) of the purchase and sale of the Equity Interests hereunder shall take place at the offices of schoenherr attorneys at law, CZ-110 00 Prague 1, nam. republiky 1079/1a, Czech Republic, on July 31, 2015, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Sellers may agree; provided, that, (i) for accounting purposes, the Closing will be effective as of 23:59 Prague time on the Closing Date, or at such other place and time as may be agreed between the parties (the “Effective Time”). Subject to the other terms and conditions of this Agreement, all of the revenues, income, costs and expenses of the Company for all periods prior the Effective Time shall be for the benefit or detriment of the Sellers and all of the revenues, income, costs and expenses of the Company for all periods from and after the Effective Time shall be for the benefit or detriment of the Buyer and not Sellers. At the Closing:

(a) the Buyer shall have delivered to the Sellers (i) the confirmation by the Escrow Agent that funds for payment of the Cash Consideration as required by this Agreement are deposited on the account designated by the Escrow Agent to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement (the “Escrow Account”) as at Closing Date, (ii) satisfactory evidence that the Stock Consideration is ready to be paid out to the Sellers and (iii) original or certified copy of the corporate resolution of the Buyer and the Parent approving the acquisition of the Equity Interests as contemplated by this Agreement.

(b)   The Sellers shall deliver to the Buyer original of the corporate resolution of the Company approving the transfer of the Equity Interests as contemplated by this Agreement.

(c)   The Seller and the Buyer shall sign the Registration Agreement (with verified signatures).

(d)   This Agreement and the Registration Agreement shall be delivered to the Company and the parties shall cause the Company, which will be represented by a proxy of the Company, to acknowledge in writing receipt thereof.

(e)   Buyer shall deliver, or cause to be delivered, to each Seller, in proportion to such Seller’s Pro Rata Share:

(i)   the (A) Cash Consideration, minus (B) the Escrow Amount, in immediately available funds by wire transfer through the Escrow Agent from the Escrow Account; and

(ii)   stock certificates registered in the applicable Seller’s name, in proper form and bearing appropriate restrictive legends referring to the registration requirements of the 1933 Act and the Lock-up Agreement, and evidencing an aggregate number of shares of Parent Common Stock equal to the Stock Consideration.

(f)   Buyer and Parent, the Sellers, the Founders and the Key Employees shall duly execute and deliver each of the Ancillary Agreements to which such Person is a party;

(g)   Each Seller shall deliver to Buyer:

(i)   a certificate executed by the duly authorized officer or officers of such Seller, dated as of the Closing Date, as to (A) the constituting and other organizational documents of such Seller, (B) the incumbancy of such Seller’s officers executed this Agreement and any of the Ancillary Agreements to which such Seller is a party and (C) the resolutions of the shareholders meeting of such Seller authorizing the execution, delivery and performance of such Seller under this Agreement and the Ancillary Agreements to which such Seller is a party;

(ii) a receipt, duly executed by such Seller, evidencing receipt by such Seller of its Pro Rata Share of the Cash Consideration minus the Escrow Amount and the Stock Consideration payable by Buyer at the Closing, upon receipt thereof.

(h) As regards the Data Box (in Czech: datová schránka) of the Company, the Sellers undertake that the Company appoints Mr. Pavlata a representative of the Buyer to be nominated by the Buyer as an authorised person entitled to log in the Data Box of the Company with the broadest possible scope of authorization directly within the on-line application by the Closing Date at the latest. The access codes of such authorised person will be used until the new executives of the Company receive their own access codes. The Buyer undertakes that the authorised person does not log in the Data Box prior to the transfer of the Equity Interests to the Buyer. The Sellers undertake to procure that the current executives of the Company do not log in the Data Box after the ownership rights to the Equity Interests are transferred to the Buyer pursuant to Section 2.02 hereof.

(i) The parties shall cooperate so as to ensure that the signatories on the Company's Bank Accounts will be substituted by signatories nominated by the Buyer immediately after the Closing.

(j) The Sellers shall present Buyer with a decision adopted by the Company’s General Meeting on recalling the Sellers as current managing directors of the Company no later than as at the Closing Date.

(k) Each of Buyer, the Company and the Sellers shall deliver, or cause to be delivered, to the other parties applicable thereto, such documents and instruments as any such party or parties hereto may reasonably request to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(l) The Closing shall be subject to the delivery by the applicable party hereto of all documents required to be delivered pursuant to this Section 2.06, unless (to the extent permissible) waived by the party or parties entitled to the benefit of such document.

Section 2.07.   Post-Closing Covenants. Promptly after the transfer of ownership right to the Equity Interests to the Buyer, however within (20) Business Days at the latest, the Buyer shall ensure that the Company applies for registration of the changes resulting from the Registration Agreement and takes any other actions necessary or desired to register the changes in the ownership of the Equity Interests or other changes relating to the completion of the transactions contemplated in this Agreement with the Commercial Register and other registers.

Section 2.08.   Post-Closing Covenants. Within twenty (20) Business Days after the Closing Date the Sellers and the Buyer shall complete the hand-over and the take-over (and to the extent necessary the parties shall cause the Company to do so) of the essential documentation in relation to the Company (to the extent such documentation is in the Sellers’ hands).

Section 2.09.   Earn-Out Payments. At the Closing, Buyer shall withhold from the Purchase Price an aggregate amount of cash equal to the Earn-Out Payments, which shall be payable to Sellers in accordance with their Pro Rata Shares when and if earned or otherwise due and payable pursuant to the terms of Article 3 and calculated in accordance with the provisions of Article 3. Any amounts that are not required to be paid pursuant to Article 3 will be considered as Purchase Price reduction and forfeited and retained permanently by Buyer.

Section 2.10.   Closing Statement. (a) No later than 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers the Closing Financial Statements (i.e., Financial Statements as of the Closing Date) and a statement setting forth Buyer’s calculation of the Purchase Price Adjustment and the Tax Liability (the “Closing Statement”), together with supporting calculations and documentation (including the financial statements of the Company prepared by Buyer from which such calculation was derived).

(b) If Sellers disagree with Buyer’s calculation of the Closing Statement delivered pursuant to Section 2.10(a), Sellers may, within 30 days after delivery of the documents referred to in Section 2.10(a), deliver a notice to Buyer disagreeing with such calculation and which specifies Sellers’ calculation of such amount and in reasonable detail Sellers’ grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.10(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.10(b), Buyer and Sellers shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Purchase Price Adjustment and/or the Tax Liability. If Buyer and Sellers are unable to reach such agreement during such period, they shall promptly thereafter cause independent accountants of nationally recognized standing in the Czech Republic reasonably satisfactory to Buyer and Sellers (who shall not have any material relationship with Buyer or Sellers or their Affiliates) and in case the Buyer and the Sellers are unable to reach an agreement within 15 days, then the relevant Czech Affiliate of KPMG LLP, namely KPMG Česká republika, s.r.o., but in case it refuses to act as the independent accountant within 5 Business Days from a written request to act, given by either Buyer or the Sellers, then the relevant

Czech Affiliate of Ernst & Young LLP, namely Ernst & Young, s.r.o., promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price Adjustment and/or the Tax Liability. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Statement as to which Buyer and Sellers have disagreed. Such independent accountants shall deliver to Buyer and Sellers, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The independent accountants shall, for the avoidance of any doubt, act as experts and not as arbitrators amongst the parties. To avoid any doubts, the parties agree that sections 1748 and 1749 of the Civil Code shall not apply with respect to the procedure according to Sections 2.09 and 2.10 hereof. The cost of such review and report shall be borne (i) by Buyer in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Sellers (as finally determined by the independent accountants) bears to the aggregate dollar amount of all disputed items and (ii) by Sellers (in accordance with their Pro Rata Shares) in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Sellers (as finally determined by the independent accountants) bears to the aggregate dollar amount of all disputed items. Should be there a disagreement between the Sellers and the Buyer in relation to the Purchase Price Adjustment and/or the Tax Liability (including payment of the respective part of the Escrow Amount from the Escrow Account) despite the fact that all the disputed items thereof were finally determined by the independent accountant hereunder, any such dispute between the Sellers and Buyer shall be finally decided pursuant to Section 14.07.

(d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants and their respective advisors to, cooperate and assist in the preparation of the Closing Statement, the calculation of Purchase Price Adjustment and/or the Tax Liability and in the conduct of the audits and reviews referred to in this Section 2.10, including the making available to the extent necessary of books, records, work papers and personnel of the Company.

Section 2.11.   Adjustment of Purchase Price. (a) “Final Closing Statement” means, if no notice of dispute is duly delivered pursuant to Section 2.10(b), the Closing Statement delivered by Buyer pursuant to Section 2.10(a); or if a notice of dispute is duly delivered pursuant to Section 2.10(b), as finally determined pursuant to Section 2.10(c). For purposes of this Agreement, the “Purchase Price Adjustment” means an amount equal to Purchase Price Adjustment as set forth in the Final Closing Statement. For purposes of this Agreement, the “Tax Liability” means an amount equal to Tax Liability as set forth in the Final Closing Statement.

(b) If the sum of the Purchase Price Adjustment and the Tax Liability is positive, then Sellers shall be entitled to payment from Buyer, and Buyer shall ensure that:

(i) the Escrow Agent transfers from the Escrow Account within 10 Business Days after the Final Closing Statement has been determined, to each Seller, in proportion to such Seller’s Pro Rata Share, an aggregate amount in cash equal to USD$1,000,000.00;

(ii) Buyer wire transfers within 10 Business Days after the Final Closing Statement has been determined, to each Seller, in proportion to such Seller’s Pro Rata Share, an aggregate amount in cash equal to the sum of the Purchase Price Adjustment and the Tax Liability.

(c) If the sum of the Purchase Price Adjustment and the Tax Liability is negative, then Buyer shall be entitled to payment from Sellers, and Sellers shall ensure as follows:

(i) If the sum of Purchase Price Adjustment and Tax Liability is USD $0 to USD $1,000,000.00, Sellers shall ensure that the Escrow Agent transfers from the Escrow Account within 10 Business Days after the Final Closing Statement has been determined, to Buyer amount in cash equal to sum of the Purchase Price Adjustment and the Tax Liability. Difference between the sum of the Purchase Price Adjustment and the Tax Liability and the sum of USD $1,000,000.00 will be transferred by the Escrow Agent from Escrow Account to the Sellers in proportion to each Seller’s Pro Rata Share;

(ii) If the sum of the Purchase Price Adjustment and the Tax Liability is greater than USD $1,000,000.00, Sellers shall ensure that the Escrow Agent transfers from the Escrow Account within 10 Business Days after the Final Closing Statement has been determined, to Buyer an amount in cash equal to USD $1,000,000.00, and that the difference between the sum of the Purchase Price Adjustment and the Tax Liability and the sum of USD $1,000,000.00 be transferred from Sellers in proportion to each Seller’s Pro Rata Share to Buyer.

(d) The amount of any payment to be made pursuant to this Section 2.11 shall not bear interest.

Section 2.12. Escrow.

(a) The Escrow Amount shall constitute security solely (i) up to the amount of USD $2,000,000.00 for the payment of obligations of Sellers pursuant to Article 12 and (ii) up to the amount of USD $1,000,000.00 for the payment of the sum of the Purchase Price Adjustment and the Tax Liability pursuant to Section 2.11 and shall be held in and distributed from the Escrow Account in accordance with the provisions of this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Amount remaining in the Escrow Account, and not the subject to a Claim duly and timely made in accordance with Article 12 hereof, on the date that is 24 months following the Closing Date, shall be released to Sellers in proportion to their Pro Rata Shares.

Section 2.13.   Post-Closing Merger. Following the Closing, the Buyer anticipates that the Post-Closing Merger will occur. For the avoidance of doubt, references to the Company or Buyer in this Agreement or the Ancillary Agreements with respect to dates or time periods following the Post-Closing Merger shall be interpreted as references to the Surviving Company.

Section 2.14.   Exchange Rate. For the purpose of translating the Purchase Price Adjustment and the Tax Liability calculation pursuant to Section 2.10 into USD, the CZK/USD exchange rate stated by the Czech National Bank (the “Exchange Rate”) as of the Effective Time shall be the applicable exchange rate.

Section 2.15.   Post-Closing Obligations. Buyer and Company shall ensure that Sellers and MICONEX Real Estate are provided with a written statement issued by UniCredit Bank which satisfies all the legal requirements for deletion of the mortgage on the Real Property and any and all other Liens relating to Real Property from the Czech Cadastral Register, on or before December 31, 2015.

Article 3
Earn-out

Section 3.01.   Earn-Out Payments. (a) In addition to the other payments made pursuant to Article 2, Buyer will, in the event of achievement of the applicable conditions and subject to the other terms and conditions set forth in this Article 3, pay, or cause to be paid, to the Sellers, in accordance with their Pro Rata Shares, the Earn-Out Payments in an aggregate amount in cash up to the Earn-Out Amount.

Section 3.02.   Measurement Period. The first measurement period for the Earn-Out Payments (the “First Measurement Period”) shall begin on the first day of the Company’s next calendar month that begins immediately following the Effective Time and continue through the one-year anniversary of such date. The second and final measurement period for the Earn-Out Payments (the “Second Measurement Period” and, together with the First Measurement Period, the “Measurement Period”) shall begin on the day following the conclusion of the First Measurement Period and continue through the date that is one-year anniversary following the conclusion of the First Measurement Period.

Section 3.03.   Performance Conditions.

(a) If the Company achieves EBIT of USD $5,000,000.00 or more for the First Measurement Period, then Earn-Out Payment for the First Measurement Period shall be one-half of the Earn-Out Amount.

(b) If the Company achieves EBIT of USD $4,600,000.00 to USD $4,999,999.99 for the First Measurement Period, then Earn-Out Payment for the First Measurement Period shall be 80% of one-half of the Earn-Out Amount.

(c) If the Company achieves EBIT of USD $3,700,000.00 to USD $4,599,999.99 for the First Measurement Period, then Earn-Out Payment for the First Measurement Period shall be 50% of one-half of the Earn-Out Amount.

(d) If the Company achieves EBIT of USD $8,500,000.00 or more for the Second Measurement Period, then Earn-Out Payment for the Second Measurement Period shall be one-half of the Earn-Out Amount.

(e) If the Company achieves EBIT of USD $7,600,000.00 to USD $8,499,999.99 for the Second Measurement Period, then Earn-Out Payment for the Second Measurement Period shall be 80% of one-half of the Earn-Out Amount.

(f) If the Company achieves EBIT of USD $6,100,000.00 to USD $7,599,999.99 for the Second Measurement Period, then Earn-Out Payment for the Second Measurement Period shall be 50% of one-half of the Earn-Out Amount.

(g) If the Company achieves EBIT of USD $14,000,000.00 or more for the First Measurement Period and the Second Measurement Period combined, then the Earn-Out Payments to be paid to the Sellers hereunder for the Second Measurement Period shall be the full Earn-Out Amount, less any Earn-Out Payments made for the First Measurement Period..

(h) For purposes of this Article 3, “EBIT” shall mean, for each Measurement Period, the Company’s net earnings before interest expense and taxes, calculated according to Czech Accounting Standards as set out in more detail in Schedule C, and translated to USD using the daily average Exchange Rate over the Measurement Period.

(i) Except as specified in this Section 3.03, if the Performance Condition for any Measurement Period is not achieved, each Seller shall forfeit all of its Earn-Out Payments for that Measurement Period, and such forfeiture shall be considered as reduction of the Purchase Price.

Section 3.04.   Delivery of Earn-Out Notice. As soon as reasonably practicable (but no later than 60 days following the applicable Measurement Period) after finalization of the financial or other information necessary to calculate whether the applicable Performance Condition has been achieved, Buyer shall deliver to Sellers a certificate setting forth Buyer’s determination of the Performance Condition achievement, together with supporting calculations in reasonable detail (including the audited financial statements prepared by the Company from which EBIT for such Measurement Period was derived) (an “Earn-Out Notice”). Buyer will allow Sellers reasonable access to the books, records and work papers of the Company used in calculating the amounts set forth in the Earn-Out Notice. If Sellers disagree with any calculation in the Earn-Out Notice, Sellers may, within 30 days after the delivery of the Earn-Out Notice, deliver a notice of disagreement to Buyer setting forth the Sellers’ calculation of the disputed amounts or the principle comments on the non-fulfillment of the Performance Condition. Any such notice shall specify those items, facts or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed to all other items and amounts contained in the Earn-Out Notice. If Sellers fail to deliver a notice of disagreement within such 30-day period, the Earn-Out Notice shall be final and binding on all the parties. Buyer may require Sellers or other third parties representing Sellers to sign a customary confidentiality agreement in connection with any access granted to the Company’s books, records and work papers and shall not be required to afford access to any Persons who are involved in any competing business.

Section 3.05.   Timing of Earn-Out Payments. “Final Earn-Out Statement” with respect to an Earn-Out Payment means, if no notice of dispute is duly delivered pursuant to Section 3.04, the Earn-Out Notice delivered by Buyer pursuant to Section 3.04; or if a notice of dispute is duly delivered pursuant to Section 3.04, as finally determined pursuant to Section 3.05. If the Final Earn-Out Statement applicable to an Earn-Out Payment indicates that such Earn-Out Payment has been earned, Buyer shall pay, or cause to be paid, the applicable Earn-Out Payment, without interest, at a mutually convenient time and place within 10 Business Days after the Final Earn-Out Statement has been determined, to each Seller, in proportion to such Seller’s Pro Rata Share.

Section 3.06.   Earn-Out Dispute Resolution. Disputes that arise under this Article 3, including disputes over the achievement of a Performance Condition or the calculations in an Earn-Out Notice, that are not resolved by mutual agreement of Buyer and Sellers within 30 days shall be resolved by the independent accountants within the same procedure as set out in Section 2.10(c) to (d).

Section 3.07.   Disclaimers. Except as expressly set forth herein, (i) this Article 3 shall impose no restrictions on the operations, business or activities of Parent, Buyer, the Company or any of their respective Subsidiaries following the Closing, (ii) Parent or Buyer shall have the right to operate the business and conduct the activities of Parent, Buyer, the Company and their respective Subsidiaries following the Closing in any way that Parent or Buyer deems appropriate in its sole discretion, and (iii) Parent and Buyer shall have no obligation to operate the Company in order to achieve or maximize any Earn-Out Payment. Notwithstanding the foregoing, from and after the Closing and until the conclusion of the Second Measurement Period, (A) Parent and Buyer shall, and shall cause the Company to, act in good faith and not take any action with the primary intention to reduce the Earn-Out Payments or fail to achieve the Performance Conditions and (B) Parent and Buyer shall not abandon or discontinue the Company’s business during the Measurement Period; provided, that Parent or Buyer may abandon or discontinue such business if it elects to pay the maximum amount of any Earn-Out Payments for all Measurement Period(s) that have not been completed at the time such business is abandoned or discontinued.

Section 3.08.   Acknowledgement. By executing this Agreement, the parties hereto acknowledge and agree to be bound by the terms of this Article 3.

Section 3.09.   Earn-Out Payments Not a Security. The parties hereto do not intend the right of Sellers to receive Earn-Out Payments to be a security. Accordingly, the right of each Seller to receive Earn-Out Payments (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Buyer, Parent or the Company, and (iii) does not entitle a Seller to any rights common to equityholders of Parent, Buyer or the Company, other than as expressly set forth herein. The right of a Seller to receive Earn-Out Payments pursuant to this Agreement shall not be transferred or pledged without the prior written consent of Parent.

Article 4
Representations and Warranties of Seller

Subject to Section 14.03 and except as follows from the Disclosure Documents, or from any written document filed or furnished to the Buyer during the due diligence of the Company or publicly available prior to the date hereof at public registers kept in accordance with the Czech law, the Sellers represent and warrant to Buyer that:

Section 4.01.   Corporate Existence and Power. Each of Sellers is a joint stock company (akciová společnost) and the Company is a limited liability company (společnost s ručením omezeným) duly organized, validly existing and in good standing under the laws of the Czech Republic and has all business powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its respective business as now conducted. The Company is duly qualified to do business as a Czech business entity. Sellers have heretofore delivered to Buyer true and complete and up-to-date copies of the corporate documents (the “Organizational Documents”) of Sellers and the Company, each as currently in effect.

Section 4.02.   Corporate Authorization. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the Company’s and Sellers’ corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and/or Sellers. This Agreement and the Ancillary Agreements constitute valid and binding agreements of Sellers or the Company.

Section 4.03.   Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 4.04.   Noncontravention. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Sellers or the Company, (ii) violate any Czech law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company.

Section 4.05.   Capitalization; Ownership.

(a) 100% of the Equity Interests of the Company is held collectively by Sellers, with 50% of the Equity Interests held of record and beneficially by each Seller, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Equity Interests) except that any transfer of Equity Interests requires consent of the Company’s General Meeting, and Sellers will transfer and deliver to Buyer at the Closing valid title to 100% of the Equity Interests of the Company free and clear of any Lien and any such limitation or restriction.

(b) All outstanding Equity Interests of the Company have been duly authorized and are fully paid and non-assessable. There are no other authorized or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 4.05(b)(i), 4.05(b)(ii) and 4.05(b)(iii) being referred to collectively as the “Company Securities”).

There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 4.06.   Subsidiaries. Other than MICONEX Real Estate, the Company has not in the past had any Subsidiaries and, on the date hereof, has no Subsidiaries. All of the Company’s business is, and has historically been, operated by the Company. The only assets of MICONEX Real Estate consist of, and have consisted of since its formation, the Real Property.

Section 4.07.   Financial Statements.

(a) The audited balance sheets as of December 31, 2012, 2013 and 2014 and the related audited statements of income for each of the years ended December 31, 2012, 2013 and 2014 (collectively, the “Audited Financial Statements”) and the unaudited interim balance sheet as of June 30, 2015 (the “Interim Balance Sheet”) and the related unaudited interim statements of income for the three months ended June 30, 2015 and 2014 of the Company fairly present, in conformity with Czech Accounting Standards applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The books of account and other financial records of the Company have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate to maintain the integrity of the Company’s books and records.

(c) Moores Rowland CA s.r.o., who have delivered their report with respect to the Audited Financial Statements, were, at the time of such reports, and are currently, independent public accountants with respect to the Company.

Section 4.08.   Absence of Certain Changes.

(a) Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Balance Sheet Date until the date hereof the Company has not:

(i) (A) declared, set aside or paid any dividend or other distribution with respect to any Equity Interests of, or any redemption, repurchase or other acquisition by the Company of any outstanding Equity

Interests of or other securities of the Company or (B) made any other payment to or for the benefit of any equityholder of the Company or any Affiliate of any equityholder of the Company, including any return of capital, interest payment, management charge, service charge, consultancy or other fee, or any full or partial repayment of loans (collectively, “Restricted Payments”);

(ii) incurred any material capital expenditures or any material obligations or material liabilities with respect to the Company, except for those included in the operating plan which was provided as part of Disclosure Documents (the “Operating Plan”);

(iii) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Company’s business, other than (A) supplies and inventory in the ordinary course of business in a manner that is consistent with past practice and (B) as otherwise provided for in the Operating Plan;

(iv) other than the Real Property Transfer, sold, leased, sublicensed, licensed, assigned, abandoned, transferred or otherwise disposed of, or created or incurred any Lien on, any asset of the Company, other than sales of inventory or non-exclusive licenses to any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, in each case, granted in the ordinary course of business consistent with past practice;

(v) other than the Real Property Transfer, materially amended, modified, terminated, entered into, renewed or extended any real property lease;

(vi) made any loans, advances or capital contributions to, or investments in, any other Person;

(vii) created, incurred, assumed, suffered to exist or otherwise become liable with respect to any Indebtedness;

(viii) (A) entered into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Company, or that could, after the Closing, limit or restrict in any material respect the Company from engaging or competing in any line of business, in any location or with any Person, (B) entered into, amended or modified in any material respect or terminated any Contract material to the Company or otherwise waived, released or assigned any material rights, claims or benefits of the Company or (C) entered into any Contract that provides for

“most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(ix) (A) granted or increased any severance or termination pay to (or amended any existing arrangement with) any director, officer or employee, (B) increased benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors, (C) entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer or employee, (D) established, adopted or amended (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or (E) increased compensation, bonus or other benefits payable to any director, officer or employee;

(x) changed the methods of accounting or accounting practice by the Company, except as required by concurrent changes in Czech Accounting Standards as agreed to by its independent public accountants and disclosed in the Audited Financial Statements;

(xi) settled, or offered or proposed to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or its business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(xii) agreed, resolved or committed to do any of the foregoing.

Section 4.09.   No Undisclosed Material Liabilities. Except as taken into account in the Purchase Price Adjustment or Tax Liability as at the Effective Time, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto; and

(b) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.

Section 4.10.   Intercompany Accounts. Since the Balance Sheet Date there has not been any accrual of liability by the Company to Sellers or any of their respective Affiliates or other transaction between the Company and Sellers or any of their respective Affiliates.

Section 4.11.   Material Contracts. (a) The Company is not a party to or bound by:

(i) any lease (whether of real or personal property) providing for annual rentals of USD $10,000 or more;

(ii) any Contract relating to real property, including pursuant to which the Company has a right to use, occupy or possess any real property;

(iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $25,000 or more or (B) aggregate payments by the Company of $150,000 or more;

(iv) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $25,000 or more or (B) aggregate payments to the Company of $150,000 or more;

(v) any partnership, joint venture or other similar agreement or arrangement;

(vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any Contract granting any Person a right of first refusal or first offer or similar preferential right to purchase;

(viii) any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(ix) any mortgage, deed of trust, pledge, security agreement, or other instrument or Contract granting a Lien on any of the Company’s assets;

(x) any so called “requirements” Contract requiring the Company to purchase its requirements of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier or suppliers;

(xi) any option, license, franchise or similar agreement;

(xii) any agency, dealer, sales representative, marketing or other similar agreement;

(xiii) any Contract that (A) limits the freedom of the Company or its employees to (1) compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Company’s assets or (2) solicit, hire, retain or attempt to hire or retain any employee of any Person or (B) provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(xiv) any agreement with (A) any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; or

(xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

(b) Each Contract required to be disclosed pursuant to this Section 4.11 and disclosed the Disclosure Documents (collectively, the “Material Contracts”) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company or Sellers, or any other party thereto, is in default or breach in any material respect under the terms of any of such Material Contracts, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Material Contract have been delivered to Buyer.

Section 4.12. Litigation.   There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers, threatened against or affecting, the Company or Sellers before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.13.   Compliance with Laws and Court Orders. The Company is not in violation of, and has not violated, and the Company and Sellers are not, to the best of their knowledge, under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.14.   Properties. (a) The Company have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for the MICONEX Real Estate transferred pursuant to the Real Property Transfer or properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets owned by the Company is subject to any Lien, except:

(i) Liens disclosed in the Disclosure Documents;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

(b) To the Sellers best knowledge there are no developments affecting any such property or assets pending or, to the best knowledge of Sellers threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets owned by the Company.

(c) All leases of real property, including the Lease Agreement, and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and to the Sellers best knowledge there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(d) The equipment owned by the Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is adequate and suitable for its present uses.

(e) The property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and to the Sellers best knowledge are adequate to conduct such businesses as currently conducted. The real property set forth on Schedule D sets forth all real property used or held for use by the Company in the conduct of its business.

Section 4.15.   Products. To the Sellers’ best knowledge each of the products produced or sold by the Company is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. To the Sellers best knowledge there is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

Section 4.16.   Intellectual Property. The Disclosure Documents contain a true and complete information on the registrations and applications for registration included in the Owned Intellectual Property Rights. The Disclosure Documents contain reference to all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

(a) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or otherwise used or held for use in, the conduct of the business of the Company as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(b) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. To the Sellers’ best knowledge there is no claim, action, suit, investigation or proceeding pending against, or, threatened against or affecting, the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. The Company has not received from any Person an offer to license any Intellectual Property Rights of such Person.

(c) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part, and, to the best knowledge of Sellers, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(d) To the Sellers’ best knowledge the Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s licenses under the Licensed Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, domain name, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. Each employee of the Company that has contributed to the creation of material Owned Intellectual Property Rights has executed an agreement containing a valid assignment of such rights to the Company. The Company has taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(e) To the best knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights the value of which to the Company is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights has been disclosed other than to employees, representatives and agents of the Company all of whom are bound by written confidentiality agreements.

Section 4.17.   Insurance Coverage. Sellers have furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. To the best knowledge of Sellers there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. The Company and Sellers do not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.18.   Licenses and Permits. The Disclosure Documents contain all license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as follows from the Disclosure Documents, (i) the Permits are valid and in full force and effect, (ii) to the Sellers’ best knowledge the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 4.19.   Inventories. The inventories set forth in the Balance Sheet were properly stated therein in accordance with Czech Accounting Standards. Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Balance Sheet consists of, and all inventories of the Company on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company in accordance with past practice.

Section 4.20.   Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the business as of the Closing Date will be included in the calculation of the Purchase Price

Adjustment or Tax Liability, as applicable, in accordance with Czech Accounting Standards applied on a consistent basis.

Section 4.21.   Selling Documents. None of the documents or information delivered to Buyer or Parent in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The Operating Plan delivered to Buyer was made in good faith and is not materially misleading or incorrect.

Section 4.22.   Financial Intermediaries. There is no investment banker, broker or finder or other intermediary which has been retained by or is authorized to act on behalf of the Company in connection with the transactions contemplated by this Agreement.

Section 4.23.   Employees; Employee Plans. The Disclosure Documents set forth, for each Company Employee, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity and for each individual independent contractor engaged by the Company, such contractor’s name, duties and rate of compensation.

(a) The Company has not in the past granted equity award to current or former Company Employees, and no such equity awards are outstanding.

(b) No Company Employee material to the Company’s operation has indicated to Sellers or the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. For the avoidance of doubt, each of the Key Employees is material to the Company’s operation.

(c) The Disclosure Documents list each Employee Plan of the Company, and the Company has provided a complete and accurate copy of each such Employee Plan to Buyer prior to the date hereof. No Employee Plan of the Company is a defined benefit plan or a multi-employer plan. Each Employee Plan of the Company has been operated in material compliance with its terms and with Applicable Law.

(d) There are no further Company's internal regulations other than in the Disclosure Documents.

(e) Company Employees were never given any oral instruction as regards their type of work.

(f) No contractual penalty was ever enforced by the Company against any of Company Employees.

(g) The Company has settled all of its obligations relating to any work injuries and no unsettled work injuries persist.

(h) No payment was ever enforced by the Company in connection with any Agreements on Liability for Shortfall concluded with Company Employees.

(i) Mr. Pavlata (currently CEO of the Company) has never created any copyright work within his employment relationship with the Company.

Section 4.24.   Labor Matters. (a) The Company is, and has been since July 1, 2013, in material compliance with all Applicable Law relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(b) The Company is not, and has not been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. The Company has not failed to comply with the provisions of any Collective Bargaining Agreement, and there are no grievances outstanding against the Company under any such agreement. There are no material unfair labor practice complaints pending or, to the best knowledge of Sellers, threatened against the Company before any Governmental Authority or any current union representation questions involving Service Providers.  There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or threatened against or affecting the Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company or Sellers to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.25.   Environmental Matters. (a) (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the best Company’s or Sellers’ knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law.

(ii) There are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(iii) No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased, used or operated by the Company.

(iv) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased, used or operated by the Company.

(v) No property now or previously owned, leased, used or operated by the Company or any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to best Sellers’ knowledge, proposed for listing, on any state or foreign list of sites requiring investigation or clean-up.

(vi) The Company is in compliance with all Environmental Laws and has obtained and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b) To the best knowledge of Sellers and the Company there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any property or facility now or previously owned, leased, used or operated by the Company which has not been delivered to Buyer prior to the date hereof.

(c) The Company does not own, lease, use or operate, and has not owned, leased or operated, any property, or conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section, the terms “Company” shall include any entity which is, in whole or in part, a predecessor of the Company.

Section 4.26.   Questionable Payments; Export Compliance. None of the Company, members, shareholders, managers, directors, executives, officers, representatives, agents or employees (in each case, when acting in such capacity or otherwise on behalf of such Person), directly or indirectly: (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision anti-corruption law relating to the Company; (iv) has established or maintained, or is maintaining, any fund of monies or other assets that is unlawful or that has not been recorded in the books and records of the Company; (v) has made at any time any false or fictitious entries on the books and records of the Company; or (vi) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of Czech Law (and to the Sellers’ best knowledge with regard to Applicable Law). The Company has at all times been in compliance with all requirements of any Governmental Authority applicable to the Company relating to export controls and economic sanctions. The Company has not conducted any activity with respect to its business or its assets in violation of any laws relating to trade control. The Company has not caused, permitted or allowed any other Person, to conduct any such activity with respect to any of its business or assets. The Company is not subject to any action of any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies. Except to the extent permitted under Czech Law (and to the Sellers best knowledge with regard to Applicable Law), the Company has not, directly or indirectly, sold any product or provided any service to or on behalf of, or otherwise engaged in any transaction with or involving, Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria, Crimea or any Person identified on a United States government list. There are no disclosures, violations, fines and penalties that the Company has incurred due to any violations or any export control regulation enforced by any Governmental Authority.

Section 4.27.   Investment Purpose; Accredited Investor; Inspections. (a) Each Seller acknowledges that the Stock Consideration consists of shares of Parent Common Stock that have not been registered under the 1933 Act or under any state of foreign securities laws and may not be sold or transferred without compliance with applicable securities laws, pursuant to registration or exemption therefrom, and that the certificates representing such shares shall bear restrictive legends to such effect. Sellers (i) are acquiring the Stock Consideration pursuant to an exemption from registration under the 1933 Act solely for investment for such Sellers’ own account and not with a view to, or for sale in connection with, any distribution thereof, (ii) will not sell or otherwise dispose of any shares of Stock Consideration, except in compliance with the registration requirements or exemption provisions of the 1933 Act and any other applicable securities laws, (iii) has sufficient knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Stock Consideration and of making an informed investment decision and is capable of bearing the economic risks of such investment and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the 1933 Act). Each Seller acknowledges and agrees that the information referred to in Rule 502 under the 1933 Act is publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system maintained by the U.S. Securities and Exchange Commission (the “SEC”), and each Seller has reviewed and understands such information.

(a) Each Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, Buyer, the Stock Consideration and other related matters. Each Seller further represents and warrants to Parent and Buyer that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the shares of Stock Consideration and that Parent has made available to such Seller or its Representatives all documents and information relating to an investment in the Stock Consideration requested by or on behalf of Seller. In evaluating the suitability of an investment in the Stock Consideration, each Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent or Buyer. Without limiting the generality of the foregoing, each Seller acknowledges that none of Parent, Buyer or any of their respective Affiliates makes any representation or warranty with respect to the Stock Consideration, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

Section 4.28.   Rule 144. Seller acknowledges, on behalf of itself and its shareholders, that the shares of Parent Common Stock representing the Stock Consideration must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. Seller is aware of, and has made its shareholders aware of, the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Section 4.29.   Lock-up Agreement. Each Seller acknowledges and agrees that in addition to transfer restrictions on the Stock Consideration relating to securities laws, the transfer of the Stock Consideration will be further restricted pursuant to the terms of the Lock-up Agreement set forth in Section 7.05.

Section 4.30.   Customers; Suppliers.

(a) The Disclosure Documents set forth the names of the 10 most significant customers (by dollar amount of sales) of the Company for the year ended December 31, 2014, and the period from January 1, 2014 through June 30, 2015 (each, a “Significant Customer” and collectively, the “Significant Customers”), and the approximate dollar amount of sales for each such customer during such periods. The Company has not received express written or oral notice from any Significant Customer that it intends to cease or materially reduce the purchase of products of the Company as a result of the transactions contemplated hereby or otherwise.

(b) The Disclosure Documents set forth the names of the 10 most significant suppliers (by dollar amount of purchases) of the Company for the year ended December 31, 2014, and the period from January 1, 2014 through June 30, 2015 (each, a “Significant Supplier” and collectively, the “Significant Suppliers”), and the approximate dollar amount of purchases from each such supplier during such periods. The Company has not received express written or oral notice from any Significant Supplier that it intends to cease or materially reduce the supply or support of its products or services to the Company as a result of the transactions contemplated hereby or otherwise.

(c) Since December 31, 2014, the Company has not received any communication from any Significant Customer regarding any material complaints regarding or related to the Company’s products, performance or services (including with respect to their quality or conformity with specifications).

Section 4.31.   Taxes.

(a) All Company Returns have been filed when due in accordance with all Applicable Laws. All Company Returns that have been filed were true and complete in all material respects. The Company keeps all necessary evidence and records to prove the correctness of its tax returns to respective Czech financial authority. All Taxes due and payable (whether or not shown on any Company Return) have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.

(b) The Balance Sheet reflects all liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Balance Sheet Date, and the Interim Balance Sheet reflects all liabilities for unpaid Taxes of the Company for periods (or portions of periods) through its date. The Company has no liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business after such date and included in the Tax Liability. All information set forth on the Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c) All Company Returns have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired. The Company has not granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired. To the Sellers best knowledge there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company in respect of any Tax or Tax Asset. No adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period. There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority. The Company has not received a Tax opinion other than a transaction in the ordinary course of business. Since the Balance Sheet Date, there has not been with respect to the Company any Tax election made or changed, any annual Tax accounting period changed, any material method of Tax accounting adopted or changed, or any closing agreement entered into.

(d) The Disclosure Documents contain information with regard to all jurisdictions to which any Tax is properly payable by the Company. To the Sellers best knowledge no claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to tax in that jurisdiction.

(e) The Company has not been a member of an affiliated, consolidated, combined or unitary group, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person. The Company is not a party to any Tax Sharing Agreement. No amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company, regardless of whether such Tax is imposed on the Company. The Company has not entered into any agreement or arrangement with any Taxing Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f) The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period as a result of a change in method of accounting for a Pre-Closing Tax Period. No change in ownership of the Company has occurred in a Pre-Closing Tax Period that will impose a limitation on the use of any Tax Asset of the Company in a Post-Closing Tax Period. The Company will not be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period. The Company has not requested any extension of time within which to file any Company Return and has not yet filed such Company Return.

(g) The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) The Company has not made any election under U.S. Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company as an association, corporation or partnership. The Company is not disregarded as an entity for Tax purposes.

(i) The Disclosure Documents contains the information regarding any Tax Grant.  The Company has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company for any Tax Grant.

(j) The Company has (i) timely withheld or collected and timely paid all Taxes required to have been withheld or collected and paid in connection with any amounts allocated, distributed, paid or owing to any employee, independent contractor, consultant, creditor, stockholder or other third party, including all non-resident withholding Taxes in any jurisdictions in which any employee or director has performed services, and (ii) timely complied with all information reporting and backup withholding requirements in connection with any amounts paid to any employee, independent contractor, consultant, creditor, stockholder or other third party.

Section 4.32.   Change of Control Payments. Except as taken into account in the calculation of the Purchase Price Adjustment, there are no Change of Control Payments.

Section 4.33.   Representations. The representations and warranties of Sellers and the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

Article 5
Indemnities

The Sellers shall indemnify, defend and hold harmless the Buyer, as a separate and independent obligation, from and against and in respect of any and all Losses suffered by the Buyer or incurred by the Buyer arising from the following:

(a) Fines for missing mandatory documents in the Czech Collection of Deeds of the Company.

(b) Voidable legal acts signed solely by Mr. Pavlata as CEO of the Company from 1 July 2014 up to Closing.

(c) Any arrears in wages (in Czech mzdové nedoplatky) or other deferred payments or compensations of Company Employees.

(d) Any due statutory payments (e.g. tax, social and health insurance) relating to Company Employees Mr Pavlata, Mr Veselovský and Mr Mareš.

(e) Failure to provide personal protective gear to Company Employees.

(f) Unpaid overtime work.

(g) Invalid agreements concluded with employment agencies.

(h) Unequal conditions between the Company Employees and employees provided by employment agencies.

(i) Invalid agreement dated February 26, 2013, concluded with Mr Lukas Burger (Practice Placement Agreement).

(j) Fines for the absence of the trade license of the Company for advanced milling (in Czech řemeslná živnost obráběčství).

(k) Fines for the absence of the (i) provided consent to the Company with personal data processing; (ii) proper information relating to personal data processing provided by the Company and (iii) respective registration in the Czech Data Protection Office.

(l) Any tax and health insurance assessed in relation with remuneration of Sellers as executives (in Czech: jednatelé) of Company.

Article 6
Representations and Warranties of Buyer

Subject to Section 14.03 and except as set forth in the Buyer Disclosure Schedule, or in any document filed or furnished to the SEC and publicly available through its Electronic Data Gathering, Analysis and Retrieval system prior to the date hereof, each of Parent and Buyer represents and warrants to Sellers as of the date hereof that:

Section 6.01.   Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Buyer is a limited liability company (společnost s ručením omezeným) duly organized, validly existing and in good standing under the laws of the Czech Republic. Each of Parent and Buyer has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore made available to Sellers true and complete copies of the certificate of incorporation and bylaws of Parent, and the Organizational Documents of Buyer, in each case as in effect as of the date of this Agreement (together with all amendments thereto).

Section 6.02.  Corporate Authorization.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement and the other Ancillary Agreements to which Parent and/or Buyer are parties and the consummation of the transactions contemplated hereby and thereby are within the respective powers of Parent and Buyer and have been duly authorized by all necessary corporate action on the part of Parent and Buyer. Each of this Agreement and each other Ancillary Agreements to which Parent and/or Buyer are parties constitute a valid and binding agreement of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The Stock Consideration to be issued and delivered to Sellers as part of the Purchase Price has been duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions imposed by applicable securities laws and the Lock-up Agreement, and shall not be subject to any preemptive or similar rights.

Section 6.03.   Ownership and Activities of Buyer. Parent, indirectly through UCT Singapore, owns all of the issued and outstanding shareholding interest of Buyer. As of the date hereof, except for obligations or liabilities incurred in connection with its organization and except for the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer has not engaged in any other business activities or incurred any other obligations or liabilities, or entered into any agreements or arrangements with any Person, that would interfere with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.04.   Governmental Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the 1933 Act and the 1934 Act.

Section 6.05.   Noncontravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the other Ancillary Agreements to which Parent and/or Buyer are parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or the Organizational Documents of Buyer or (ii) assuming compliance with the matters referred to in Section 6.04, violate any material Applicable Law.

Section 6.06.   Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Cash Consideration payable at Closing and any other amounts to be paid by it hereunder.

Section 6.07.   Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Buyer threatened against or affecting, Parent or Buyer before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 6.08.   Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Article 7
Covenants of Seller

Seller agrees that:

Section 7.01.   Conduct of the Company. From the date hereof until the Closing Date, Sellers shall, unless approved by the Buyer (the approval shall not be unreasonably withheld), cause the Company to conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and Key Employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures and other investments and payments consistent with the Operating Plan. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the Operating Plan and unless approved by the Buyer (the approval shall not be unreasonably withheld), Sellers shall not permit the Company to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Equity Interests;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Interest or (ii) amend any term of any Equity Interest (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the Operating Plan and (ii) any unbudgeted capital expenditures not to exceed USD $10,000 individually or USD $100,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies and inventory in the ordinary course of business of the Company in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s assets, securities, properties, interests or businesses, other than sales of inventory in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof, other than Indebtedness existing under the Company’s existing arrangement with UniCredit Bank and taken into account in the Purchase Price Adjustment;

(i) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 4.11 or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(j) (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement, (v) (x) hire any Company Employees unless in the ordinary course of business consistent with past practice or (y) terminate the employment of any Company Employees unless, in the case of a non-Key Employee, in the ordinary course of business consistent with past practice other than for cause, or (vi) transfer the employment of any Service Provider from the Company to Seller or any of its Affiliates (other than the Company) or from Seller or any of its Affiliates (other than the Company) to the Company;

(k) change the Company’s methods of accounting, except as required by concurrent changes in Czech Accounting Standards, as agreed to by its auditor;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (ii) any equityholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(n) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Closing Date; or

(o) agree, resolve or commit to do any of the foregoing.

7.02.   Access to Information; Confidentiality.

(a) From and after the date hereof, each Seller will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively with each Seller and its respective Affiliates, the “Seller Parties”) to hold, in confidence, unless compelled to disclose by Czech Law, all confidential documents and information concerning the Company, Parent and Buyer, except to the extent that such information can be shown to by Seller Parties to have been (i) in the case of information regarding Parent or Buyer, previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of any Seller Party or (iii) later lawfully acquired by Sellers from sources other than those related to their prior ownership of an interest in the Company or their employment by the Company. The obligation of Seller Parties to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than reasonable care.

Section 7.03.   Notices of Certain Events. The parties shall promptly notify each other of:

(a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement;

(c) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to Section 7.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 7.04.   Required Financial Statements.

(a) The Company and each Seller acknowledges that Parent expects that it will be required to file with the SEC, in a Current Report on Form 8-K and in any registration statement filed with the SEC by Parent pursuant to the 1933 Act, financial statements of the Company prepared in accordance with, and for the periods required by, Rule 3-05 of Regulation S-X (the “Required Financial Statements”).

(b) Sellers shall, and shall use commercially reasonable efforts to cause Moores Rowland CA s.r.o. to, cooperate with Parent and Buyer to the extent necessary in connection with this Section 7.04 for Parent’s compliance, in form and content, with the applicable financial statement requirements of Parent pursuant to Rule 3-05 of Regulation S-X, including translating or reconciling the Audited Financial Statements and interim unaudited financial statements of the Company to generally accepted accounting principles in the United States and any requirement for Moores Rowland CA s.r.o. to deliver to Parent any consent that Parent is obligated to file with the SEC with respect to the Required Financial Statements and the reference to them as “experts” in any filing of Parent with the SEC that includes or incorporates the Required Financial Statements. In addition, Sellers shall use commercially reasonable efforts to assist Parent in the preparation of the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC.

Section 7.05.    Lock-up Agreement.

(a) Each Seller acknowledges and agrees that the transfer of shares of the Stock Consideration shall be subject to the following restrictions (collectively, the “Lock-up Agreement”).

(b) Each Seller agrees not to sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, “Transfer”) any shares of Stock Consideration from and after the Closing Date and through two years following the Closing Date, except in accordance with the release schedule set forth in Section 7.05(c) and provided that any such Transfer complies with the 1933 Act.

(c) Shares of Stock Consideration shall be released from the Lock-Up Agreement (with each release allocated amongst the Sellers in accordance with their Pro Rata Shares) in equal semi-annual installments beginning on the date that is six months following the Closing Date and ending on the second anniversary of the Closing Date.

(d) Each Seller acknowledges and agrees that Parent may impose stock transfer restrictions on the shares of Stock Consideration (including placing legends on such shares indicating that such shares are subject to the Lock-Up Agreement) to enforce the provisions of the Lock-Up Agreement or to the extent that restrictions exist under the 1933 Act. Each Seller further acknowledges and agrees that the restrictions imposed by the Lock-Up Agreement are in addition to any other restrictions imposed on the Transfer of the shares of Stock Consideration pursuant to Applicable Law, including the 1933 Act.

(e) Each Seller acknowledges and agrees that any breach by it of any provision of the Lock-Up Agreement would irreparably injure Parent and that money damages would be an inadequate remedy therefor. Accordingly, each Seller agrees that Parent shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of the Lock-Up Agreement and consents to the entry thereof, in addition to any other remedy to which Parent or Buyer is entitled at law or in equity.

Section 7.06.   Payment of Company Transaction Expenses and Change of Control Payments. The Sellers hereby confirm explicitly, that there are no Company Transaction Expenses or Change of Control Payments for which the Company is or will be liable in connection with the entry into this Agreement or the consummation of the transactions contemplated hereby, and the Sellers undertake to pay in full when due, or make adequate provision for the payment in full when due of, any and all of their transaction expenses and change of control payments.

Article 8
Covenants of Buyer

Buyer agrees that:

Section 8.01.   Confidentiality

(a) From and after the date hereof, Buyer and Parent and their respective Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively with Buyer and Parent and their respective Affiliates, the “Buyer Parties”) to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Sellers, except to the extent that such information can be shown by the Buyer Parties to have been (i) in the case of information regarding Sellers, previously known on a nonconfidential basis by Buyer Parties, (ii) in the public domain through no fault of any Buyer Party or (iii) later lawfully acquired by Buyer Parties from sources other than those related to their ownership of an interest in the Company or their employment by the Company. The obligation of Buyer Parties to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than reasonable care.

Section 8.02. Access. On and after the date hereof, Buyer will cause the Company to afford promptly to Sellers and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of the Company. Sellers will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Company provided to it pursuant to this Section.

Section 8.03.   Stock Consideration. The Buyer undertakes to ensure that the Stock Consideration shall be freely tradable under the 1933 Act after the lapse of 2 years from the Closing Date pursuant either to an effective registration statement prepared and filed by Parent under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act, including Rule 144 promulgated under the 1933 Act. Sellers acknowledge that Parent may require Sellers to provide customary factual representations and information to the extent reasonably required by Parent in order for Parent to comply with this Section 8.03. In connection with this Section 8.03, Parent shall ensure for removal of any legend or stock transfer restriction that may have been placed on the Stock Consideration with respect thereto or for issuance of a new certificate or certificates evidencing the Stock Consideration without any legend or stock transfer restriction that may have been placed thereon with respect thereto within 30 days after the lapse of the 2 years period from the Closing Date.

Article 9
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 9.01.  Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, the Registration Agreement and the Ancillary Agreements.

Section 9.02.   Public Announcements. The parties agree that Parent shall be entitled to issue a press release with respect to the announcement of this Agreement and the transactions contemplated hereby (the “Press Release”). Parent shall prepare the initial draft of any such Press Release, provide Sellers with a reasonable opportunity to review such release and comment thereon, and consider any such comments of Sellers in good faith before such Press Release is issued. Other than as provided in the preceding sentence with respect to a Press Release, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing requirement of any national securities exchange, Parent and Buyer shall not issue any such press release or make any such public statement prior to such consultation and Sellers shall not issue any such press release or make any such public statement without the prior consent of Parent; provided, that after the transactions contemplated hereby have been announced, Parent shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by Parent in accordance with the provisions of this Section 9.02 or that are required to be disclosed pursuant to the 1933 Act, the 1934 Act or the requirements of any national securities exchange.

Article 10
Tax Matters

Section 10.01.   Conduct of Sellers. Without the prior written consent of Buyer, which shall not be unreasonably withheld, none of Sellers and any of their Affiliates shall, to the extent it may affect or relate to the Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company, take or omit to take any other action outside of the ordinary course of business.

Section 10.02.   Preparation of Tax Returns and Payment of Taxes.

(a) The Buyer shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return that relates to the Pre-Closing Tax Period prior to filing it, to the extent that such Tax Return could result in a Tax liability for which the Company would be responsible, and Buyer shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Sellers. Any Taxes for any Tax Period with respect to which such Tax Returns were filed shown as due and payable on any such Tax Return shall be paid by the Company and taken into account when calculating the Tax Liability and/or the Purchase Price Adjustment.

Section 10.03.   Transfer Taxes. All Transfer Taxes payable by the Company shall be paid when due, by the Company or taken into account when calculating the Tax Liability and/or the Purchase Price Adjustment if it is a liability of the Company and the Buyer shall cause the Company to file all necessary Tax Returns with respect to all such Taxes.

Section 10.04.   Cooperation on Tax Matters.

(a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes in relation to the Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Article 11

CONDITIONS TO CLOSING

Section 11.01.   Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

(c) Buyer, Parent and Sellers, as applicable, shall have received all documents from the other parties required under Section 2.06.

Section 11.02.   Conditions to Obligation of Buyer and Parent. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Sellers and the Company shall have performed in all material respects all of their respective obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers and the Company contained in this Agreement and in any certificate or other writing delivered by Sellers or the Company pursuant hereto (A) that are qualified by materiality or

Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Buyer shall have received a certificate signed by an Executive of Sellers and the Company to the foregoing effect.

(b) Sellers shall have received all consents, authorizations or approvals required in connection with the execution or performance of this Agreement or the Ancillary Agreements, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(c) Buyer shall have received all documents it may reasonably request relating to the existence of Sellers, the Company and the authority of Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer.

Section 11.03.   Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) Sellers shall have received a certificate signed by the Executive of Buyer to the foregoing effect.

(b) Sellers shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers.

Article 12
Survival; Procedure of Enforcement of Buyer’s Claims

Section 12.01.   Survival. The rights of the Buyer to the indemnities in Article 5 or resulting from the breach by Sellers or the Company of any representation or warranty contained in this Agreement or in any certificate pursuant to Section 11.02(a)(iii) hereto or in connection herewith shall become statute-barred after the lapse of 24 months after the Closing Date (time-limitation period); provided that the representations and warranties in

Sections 4.01, 4.02, 4.03, 4.04, 4.22, 4.25, as well as the covenants and agreements of Sellers or the Company contained in this Agreement shall survive indefinitely. Notwithstanding the preceding sentences, any breach of representation, warranty, right to indemnity, covenant or agreement in respect of which a claim may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if arbitration proceeding as set out in Section 14.07 with respect to such a Claim was commenced prior to such time. The parties undertake to use commercially reasonable efforts to proceed such as to prevent the occurrence of any damage as a consequence of potential breach hereof or of statutory duties in connection with this Agreement by the Sellers ("Breach") and to avert the occurrence of any damage, or imposition of penalties or fines based on the activities of the Company up until Closing Date, or after the Closing Date in implementing the provisions and purpose of this Agreement, and to minimize any damage as may have occurred.

Section 12.02.   The Sellers shall be liable for:

(a) any losses (in Czech: “újma na jmění”) (including without limitation any and all reasonable costs of legal representation incurred by the Buyer or the Company in connection with the subject matter of Section 12.02) incurred by the Buyer (i) as a direct result of any Sellers’s Warranties being untrue, inaccurate or misleading as at the date on which it is made or (ii) as a result of a Breach by the Sellers or (iii) based on indemnities in Article 5 hereof;

(b) any losses incurred by the Company or any difference in the position of the Company as a result of (i) the Sellers’s Warranties being untrue or incorrect as compared to a position in which the Company would be were the Sellers’s Warranties true as at the date to which such Sellers’ Warranty is made or (ii) as a result of the Breach or (iii) indemnities in Article 5 hereof. For greater certainty, but without limitation, the losses incurred by the Company shall include, without limitation, all fines or other claims raised by the state authorities or third parties against the Company for liability for damage that occurred prior to the Closing.

(c) any Covered Taxes (without duplication to any Tax the Buyer is compensated for through a reduction in the Purchase Price from the Tax Liability) (including without limitation any and all reasonable costs of legal representation and expenses incurred by the Buyer or the Company in connection with any action, suit or proceeding related to Covered Taxes).

The loss or losses and other liabilities referred to in this Section 12.02 are herein collectively referred to as the “Losses”.

Section 12.03.   Sellers shall not be required to indemnify Buyer or Parent for Losses for a Breach until the aggregate amount of all such Losses exceeds USD $30,000 (the “Basket”), and then only for Losses in excess of the Basket

(each, a "Claim"). If the Buyer learns of facts that may cause the Sellers to be liable for Losses described in Section 12.02 for a Claim, then the Buyer shall inform the Sellers in writing about the existence of the Claim and shall enable the Sellers to acquaint themself with any and all information and documentation necessary to review the Claim.

Section 12.04.   The liability of the Sellers for the breach of the Sellers’ Warranties shall be limited to 100% of the actually received amount of the Purchase Price (the "Limit"). If any fact results in the breach of more than one obligation of the Sellers under this Agreement or under the law, then the Buyer is always only entitled to demand damages or other compensation for such breach once, however, up to the maximum amount of the Limit in aggregate. The Sellers are liable to the Buyer only in proportion to its Pro Rata Share, and the Sellers are not jointly and severally liable for any Claim or Breach.

Section 12.05.   The Sellers are not liable for a Claim, and no Claim vis-à-vis the Sellers arises, to the extent that:

(a) the Claim vis-à-vis the Sellers is in consequence of a change of statutory law and of existing individual civil-law acts following the Closing Date;

(b) the Claim vis-à-vis the Sellers is based upon facts which were fully and duly and explicitly reflected in the accounts and/or the Financial Statements, Final Closing Statement, the Closing Financial Statements of the Company, the Purchase Price Adjustment or the Tax Liability, in the form of pertinent depreciation, provisions, adjustment items, or other adequate accounting measures correctly reflected in the tax calculation;

(c) the Claim is referenced as loss of profit, business, goodwill, reputation or anticipated savings or any indirect or consequential loss or damage or suchlike;

(d) the Company is entitled to a benefit payout in connection with the respective breach under insurance contracts, or would receive such benefits, had it maintained the scope in which they existed as at the date of execution hereof.

Nothing in this Section serves to limit or restrict the Sellers’ liability for damage caused by fraudulent acts or willful default.

Section 12.06.   Parent and Sellers agree to treat any indemnification payment pursuant to Section 12.02 as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by Applicable Law.

Section 12.07.   In case of a Claim, the Buyer and the Company must provide all reasonable assistance and information to the Sellers. Neither the Buyer nor the Company may concede or recognize the legitimacy of a claim against the Company which may result in a Claim without the Sellers' prior written consent (which consent shall not be unreasonably withheld) except in cases where there is an actual and justifiable threat of significant damage (including reputation damage), that in the reasonable opinion of the Buyer or the Company might be caused to the Company (or the Buyer or the Parent as the majority shareholder) if the Claim is not settled immediately.

Section 12.08.   If the Buyer or the Company receives any form of compensation from a third party (e.g. an insurance company) concerning the Claim, then the Claim shall be reduced accordingly, subject to Section 12.05(d). If the Buyer or the Company receives any compensation from a third party (e.g. an insurance company) concerning the Claim after the Sellers already has paid the Claim or a part thereof to the Buyer, then the Buyer must notify the Sellers of this fact and return the overpayment to the Sellers within 15 Business Days from learning of such fact, subject to Section 12.05(d).

Section 12.09.   The Buyer shall be entitled to withdraw an amount corresponding to the Claim from the Escrow Amount provided that either: (i) the Claim has been recognized within the arbitration proceeding pursuant to Section 14.07, or (ii) the Claim has been recognized by the Sellers. The Buyer shall be entitled to withhold payment of the amount corresponding to the Claim from the Escrow Amount provided that either: (i) the Buyer/and or the Company duly proceeds with the enforcement of the Claim against the Sellers (i.e. files the arbitration action within the time-limitation period and delivers the copy of the action to the Escrow Agent, or (ii) the Sellers have agreed to withhold the amount corresponding to the Claim from the Escrow Amount.

Section 12.10.   If the Sellers requests that a claim raised by a third party against the Buyer and/or the Company which may lead to a Claim is defended against a third party in court or otherwise, it shall provide the defendant with a sufficient deposit for the costs of the defense and shall reimburse all reasonable costs incurred by the Buyer and/or the Company.

Article 13
Termination

Section 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before August 15, 2015;

(c) by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

(d) by either Seller or Buyer, if there has been a material misrepresentation, breach of warranty or breach of covenant or other obligation hereunder on the part of Buyer (in the case of termination by Sellers) or Sellers or the Company (in the case of termination by Buyer); or if any condition to such party’s obligations hereunder becomes incapable of fulfillment through no fault of such party.

The party desiring to terminate this Agreement pursuant to Sections 13.01(b), 13.01(c) and 13.01(d) shall give notice of such termination to the other party.

Section 13.02.    Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.02, 7.06, 14.03, 14.06, and 14.07 shall survive any termination hereof pursuant to Section 13.01.

Article 14
Miscellaneous

Section 14.01.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (e-mail) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, Buyer, UCT Singapore or, following the Closing, the Company, to:

Ultra Clean Holdings, Inc.
26462 Corporate Avenue
Attention: Kevin (Casey) Eichler
Facsimile No.: 510-576-4401
E-mail: ceichler@uct.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Alan F. Denenberg
Facsimile No.: 650-752-3604
E-mail: alan.denenberg@davispolk.com

if to Seller 1, to:

Stenen one a.s.
Klostermannova 638/9, Liberec I-Staré Město, 460 01 Liberec
Attention: Ondřej Veselovský
Facsimile No.: [intentionally omitted]
E-mail: veselovsky.ondrej@seznam.cz

with a copy to:

rutland ježek, advokátní kancelář s.r.o.
Betlémské náměstí 351/6
110 00 Praha 1 – Staré Město
Attention: JUDr. Mojmír Ježek, Ph.D.
Facsimile No.: [intentionally omitted]
E-mail: mjezek@rutlandjezek.com

if to Seller 2, to:

Juves one a.s.
Pod Jizerskou 717, Liberec XV-Starý Harcov, 460 15 Liberec
Attention: Michal Mareš
Facsimile No.: [intentionally omitted]
E-mail: michalmares07@gmail.com

with a copy to:

rutland ježek, advokátní kancelář s.r.o.
Betlémské náměstí 351/6
110 00 Praha 1 – Staré Město
Attention: JUDr. Mojmír Ježek, Ph.D.
Facsimile No.: [intentionally omitted]
E-mail: mjezek@rutlandjezek.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.02.   Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.03.   Disclosure Documents. The Buyer acknowledges that it was granted full and unrestricted access to the Disclosure Documents provided by the Sellers for the period from 27 May 2015 until the date hereof for the purposes of conducting, without limitation, legal, financial, tax, technical, environmental, management and business due diligence of the Company and its business. The Buyer relies on its own due diligence investigation, including its review of the Disclosure Documents. The Sellers’s Warranties are qualified by the information reasonably and fairly disclosed in the Disclosure Documents.

Section 14.04.   Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.05.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Parent and Buyer may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their respective Affiliates at any time following the Closing; provided that no such transfer or assignment shall relieve Parent or Buyer of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Buyer.

Section 14.06.   Governing Law. This Agreement shall be governed by Czech law. The parties hereby agree that the following provisions of the Civil Code shall not apply to this Agreement: Section 1740/3 first sentence, 1748, 1749 and Sections 1916/1 through 1924 and 2099 through 2117. The parties declare that they are professionals within their field of activities and that they do not consider themselves as a weaker party if compared to the other party.

Section 14.07.   Jurisdiction. All disputes arising out of or in connection with this Agreement shall be finally decided (to the exclusion of the jurisdiction of court of law) in arbitration proceedings before the Arbitration Court attached to the Economic Chamber of the Czech Republic and the Agricultural Chamber of the Czech Republic in Prague, by three arbitrators in accordance with the rules of that court. The arbitration will take place in Prague and the language of the proceedings will be English.

Section 14.08.   Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 14.09.   Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 14.10.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.11.   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ULTRA CLEAN HOLDINGS, INC.

By:	/s/ Kevin C. Eichler
	Name:	Kevin C. Eichler
	Title:	President and CFO

\
CHARLESMOST S.R.O.

By:	/s/ Kevin C. Eichler
	Name:	Kevin C. Eichler
	Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STENEN ONE A.S.

By:	/s/ Ing. Ondrej Veselovsky
	Name:	Ing. Ondrej Veselovsky
	Title:	Managing Director

JUVES ONE A.S.

By:	/s/ Michal Mares
	Name:	Michal Mares
	Title:	Managing Director